Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR CONTACT:

David Jones
Executive Vice President and
Chief Financial Officer
865-293-5299

MEDIA CONTACT:

Tracy Young
Vice President, Communications
800-818-1498

Team Health Holdings, Inc. Announces Second Quarter 2011

Financial Results

•	Net Revenue less provision for uncollectibles increased 13.8% to $427.2 million over the prior year second quarter

•	Net Earnings were $18.2 million; $21.8 million after excluding the loss on refinancing of debt

•	Diluted Net Earnings per share of $0.27; $0.33 excluding the loss on refinancing of debt

•	Adjusted EBITDA of $48.0 million

•	Outstanding indebtedness refinanced with a new $575 million senior credit facility

KNOXVILLE, Tenn. – August 2, 2011 – Team Health Holdings, Inc. (“TeamHealth”) (NYSE: TMH), one of the largest providers of outsourced healthcare professional staffing and administrative services to hospitals and other healthcare providers in the United States, today announced results for its second quarter of 2011.

“We are pleased with our strong second quarter results, highlighted by solid growth in revenues, net earnings, and Adjusted EBITDA,” said TeamHealth President and Chief Executive Officer, Greg Roth.

“Similar to last quarter, our financial growth was balanced and broad based, with strong contributions to revenue from all of our growth drivers, including same contract, acquisitions and net contract growth. Net contract growth was the largest component of consolidated revenue growth, and represented our best performance since going public, as we are seeing benefits from the recent investments to enhance our sales and marketing process. Same contract revenue contributed solid growth, driven primarily by increases in estimated collections per visit and a slight increase in same contract volumes. We are pleased with the financial performance of our recent acquisitions and we continue to work through a robust M&A pipeline. In addition, during the quarter we completed a comprehensive refinancing of our outstanding debt, which significantly extended our debt maturities and provides our Company with additional financial flexibility and a solid capital structure to support our plans for future growth.”

2011 Second Quarter Results

Net revenue less provision for uncollectibles (“revenue less provision”) increased 13.8% to $427.2 million from $375.5 million in the second quarter of 2010. On an overall basis, our non-military operations contributed a 14.2% increase in net revenue less provision, while the military division reduced quarter-over-quarter revenue growth by 0.4%. Same contract revenue (excluding the military division) contributed 4.9% of the growth. Same contract revenue associated with the military division reduced growth by 0.5%. Acquisitions contributed 4.3% of the growth in revenue less provision. New contracts, net of terminations, contributed 5.1% of the growth. Same contract revenue less provision increased 4.8% to $364.2 million from $347.6 million in the second quarter of 2011. Increases in estimated collections on fee-for-service visits of 5.6% provided a 4.1% increase in same contract revenue growth between quarters. Fee for service volume growth provided a 1.3% increase in same contract revenue growth as the number of visits increased 1.8% from the same contract volume reported in the second quarter of 2010. Declines in contract and other revenue, primarily associated with our military and locum tenens divisions, constrained same contract revenue growth by 0.6%. Acquisitions contributed $16.1 million of growth and net new contract revenue increased by $19.0 million between quarters.

Reported net earnings were $18.2 million, or $0.27 diluted net earnings per share. Excluding the impact of the reported loss on refinancing of debt recognized during the quarter, net earnings were $21.8 million and diluted net earnings per share were $0.33. This compares to reported net earnings of $18.6 million in the second quarter of 2010, or $0.29 diluted earnings per share. Excluding the impact of the second quarter 2010 impairment charge, net earnings were $20.2 million, and diluted net earnings per share were $0.31 in the same quarter of 2010.

Cash flow provided by operations was $3.6 million compared to $25.2 million in the same quarter in 2010. The $21.6 million decrease was principally the result of an increase in the funding of accounts receivable in part associated with an increase in net new contract revenue, an increased funding of current liabilities as well as an increase in the cash paid for taxes, offset by lower interest payments between quarters.

On June 29, 2011, the Company completed the refinancing of its existing outstanding indebtedness with a new $575 million senior credit facility. The new senior credit facility consists of a five-year revolving line of credit of $175 million, a five-year Term Loan A of $150 million, and a seven-year Term Loan B of $250 million. The Company used these new financing sources and existing cash to repay $402.7 million of term loans outstanding that were due in 2012 and to replace and upsize the existing $125 million revolving line of credit and pay customary fees and expenses associated with the refinancing of approximately $7.8 million. In conjunction with the refinancing, the Company recognized a pre-tax loss on refinancing of debt of $6.0 million ($3.6 million after tax) associated with the write-off of unamortized deferred financing costs from the previous term loan as well as certain fees and expenses associated with the refinancing.

Adjusted EBITDA increased to $48.0 million from $46.9 million in the second quarter of 2010. Adjusted EBITDA margin declined to 11.2% compared to 12.5% for the same quarter in 2010 due to increases in professional services and general and administrative expense margins. See “Non-GAAP Financial Measures Reconciliation” and “Adjusted EBITDA” below for the definitions of Adjusted EBITDA Margin and Adjusted EBITDA and its reconciliation to net earnings.

2011 First Half Results

Revenue less provision in the six months ended June 30, 2011 increased 13.5% to $839.7 million from $740.0 million for the same period of 2010. On an overall basis, our non-military operations contributed a 14.8% increase in net revenue less provision, while the military division reduced period-over-period revenue growth by 1.3%. Same contract revenue (excluding the military division) contributed 6.3% of the growth. Same contract revenue associated with the military division reduced growth by 0.5%. Acquisitions contributed 4.4% of the growth in revenue less provision. New contracts, net of terminations (excluding the military division), contributed 4.1% of the growth. Net contract changes within the military division reduced period-over-period net revenue growth by 0.8%. Same contract revenue less provision for the six months ended June 30, 2011 increased 6.5% to $708.4 million from $665.5 million in the same period a year ago. Fee for service volume growth provided a 3.4% increase in same contract revenue growth as the number of visits increased 4.5% from the same contract volume reported in the six months ended June 30, 2010. Increases in estimated collections on fee-for-service visits of 5.0% provided a 3.6% increase in same contract revenue growth between periods. Declines in contract revenue and other revenue, primarily associated with our military and locum tenens divisions, constrained same contract revenue growth by 0.5%. Acquisitions contributed $32.6 million of growth between periods. Excluding the impact of contracting changes within the military division, net new contract revenue increased by $30.5 million, while changes within military staffing contracts resulted in a decline of $6.3 million between periods.

Reported net earnings were $39.8 million in the six months ended June 30, 2011, or $0.60 diluted net earnings per share, compared to net earnings of $29.5 million, or $0.46 diluted net earnings per share, in the same period of 2010. Excluding the impact of the loss on refinancing of debt recognized in 2011, net earnings were $43.5 million and diluted net earnings per share were $0.66. Financial results for the same period of 2010 reflected a reduction of professional liability reserves related to prior years of $7.2 million and an impairment charge of $2.5 million. Also included in the six months ended June 30, 2010 results were costs associated with the Company’s bond redemption of $16.2 million. Following these adjustments, diluted net earnings per share were $0.56 for the six months ended June 30, 2010.

Cash flow provided by operations for the six months ended June 30, 2011 was $31.4 million compared to $14.5 million in 2010. The $16.9 million increase was principally the result of improved profitability, absence of cash costs associated with the bond redemption in 2010, and an improvement in the level of funding of current liabilities, including prior year incentive plan liabilities, reduced interest payments during 2011 compared to the same period in 2010, offset by an increase in tax payments between periods. Included within operating cash flow in 2010 were $13.8 million of cash costs associated with the bond redemption, including $2.8 million of accrued interest payments on bonds that were redeemed.

Adjusted EBITDA for the six months ended June 30, 2011 increased to $96.0 million from $85.5 million in 2010, and Adjusted EBITDA margin was 11.4% compared to 11.5% for the same period in 2010. See “Non-GAAP Financial Measures Reconciliation” and “Adjusted EBITDA” below for the definitions of Adjusted EBITDA Margin and Adjusted EBITDA and its reconciliation to net earnings.

As of June 30, 2011, the Company had cash and cash equivalents of approximately $48.9 million and $175.0 million of available borrowings under its revolving credit facility (without giving effect to $6.6 million of undrawn letters of credit). The Company’s total outstanding debt was $400.0 million, and there were no amounts outstanding under its revolving credit facility as of June 30, 2011.

Lynn Massingale, M.D., Executive Chairman of TeamHealth, added, “We are pleased with our momentum heading into the second half of 2011, with strong operational and financial performance across all of our core service lines. We remain fully committed to delivering the highest quality of patient care and to invest in the business to drive improvements in terms of patient safety, risk management, operational efficiency and customer satisfaction. This focus is reflected in our strong acquisition pipeline and positive net contract sales trends, which exhibit our reputation as an attractive partner for both strong physician groups and hospitals.”

Conference Call

As previously announced, TeamHealth will hold a conference call tomorrow, August 3, to discuss its 2011 fiscal second quarter results at 8:30 a.m. (Eastern Time). The conference call can be accessed live over the phone by dialing 1-877-941-8416, or for international callers, 1-480-629-9808. A replay will be available one hour after the call and can be accessed by dialing 1-877-870-5176, or for international callers, 1-858-384-5517. The passcode for the live call and the replay is 4458386. The replay will be available until August 10, 2011.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging on to the Investor Relations section of the Company’s website at www.teamhealth.com. The on-line replay will remain available for a limited time beginning immediately following the call in the Investor Relations section of the Company’s website at www.teamhealth.com.

To learn more about TeamHealth, please visit the company’s website at www.teamhealth.com. TeamHealth uses its website as a channel of distribution for material Company information. Financial and other material information regarding TeamHealth is routinely posted on the Company’s website and is readily accessible.

About TeamHealth

TeamHealth (Knoxville, Tenn.) (NYSE: TMH) was founded in 1979 and has become one of the largest suppliers of outsourced healthcare professional staffing and administrative services to hospitals and other healthcare providers in the United States. Through its six principal service lines located in 13 regional sites, TeamHealth’s more than 6,600 affiliated healthcare professionals provide emergency medicine, hospital medicine, anesthesia, and pediatric staffing and management services to more than 700 civilian and military hospitals, clinics, and physician groups in 45 states. For more information about TeamHealth, visit www.teamhealth.com.

Forward Looking Statements

Statements and information contained herein that are not historical facts and that reflect the current view of Team Health Holdings, Inc. (the “Company”) about future events and financial performance are hereby identified as “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “should,” “may,” “plan,” “project,” “predict” and similar expressions. The Company cautions that such “forward looking statements,” including without limitation, those relating to the Company’s future business prospects, revenue, working capital, professional liability expense, liquidity, capital needs, interest costs and income, wherever they occur in this or in other statements attributable to the Company, are necessarily estimates reflecting the judgment of the Company’s senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the “forward looking statements.” Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include but are not limited to current or future government regulation of the healthcare industry, exposure to professional liability lawsuits and governmental agency investigations, the adequacy of insurance coverage and insurance reserves, as well as those factors detailed under the caption “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent annual report on Form 10-K and the most recent quarterly report on Form 10-Q filed with the Securities and Exchange Commission. The Company’s “forward looking statements” speak only as of the date hereof and the Company disclaims any intent or obligation to update “forward looking statements” herein to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.

Non-GAAP Financial Measures Reconciliation

This release includes a table that sets forth a reconciliation of net earnings to Adjusted EBITDA. Adjusted EBITDA is defined as net earnings before interest expense, taxes, depreciation and amortization, as further adjusted to exclude the non-cash items and the other adjustments shown in the table below. Adjusted EBITDA margin represents Adjusted EBITDA divided by net revenues less provision for uncollectibles. We believe that the disclosure of the calculation of Adjusted EBITDA and Adjusted EBITDA margin provide information that is useful to an investor’s understanding of our financial flexibility and performance. Adjusted EBITDA and Adjusted EBITDA margin are not measurements of financial performance or liquidity under generally accepted accounting principles. They should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles.

Since Adjusted EBITDA and Adjusted EBITDA margin are not measures determined in accordance with GAAP and are susceptible to varying calculations, Adjusted EBITDA and Adjusted EBITDA margin, as presented, may not be comparable to other similarly titled measures of other companies.

Team Health Holdings, Inc.

Consolidated Balance Sheets

	December 31, 2010	June 30, 2011
	(Unaudited) (In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$30,337	$48,904
Accounts receivable, less allowance for uncollectibles of $194,833 and $246,517 in 2010 and 2011, respectively	241,238	272,351
Prepaid expenses and other current assets	21,211	29,148
Receivables under insured programs	15,492	14,321
Income tax receivable	2,179	687

Total current assets	310,457	365,411
Investments of insurance subsidiary	87,781	88,753
Property and equipment, net	35,159	32,803
Other intangibles, net	63,739	56,042
Goodwill	207,782	208,432
Deferred income taxes	35,474	27,930
Receivables under insured programs	28,639	32,259
Other	38,706	41,013

	$807,737	$852,643

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$18,556	$6,500
Accrued compensation and physician payable	131,043	135,142
Other accrued liabilities	100,318	101,816
Current maturities of long-term debt	4,250	10,000
Deferred income taxes	38,438	39,520

Total current liabilities	292,605	292,978
Long-term debt, less current maturities	399,500	390,000
Other non-current liabilities	166,985	168,353
Shareholders’ equity (deficit):
Common stock, ($0.01 par value; 100,000 shares authorized, 64,489 and 65,280 shares issued and outstanding at December 31, 2010 and June 30, 2011, respectively)	645	653
Additional paid-in capital	516,468	528,139
Accumulated deficit	(569,371)	(529,527)
Accumulated other comprehensive gain	905	2,047

Shareholders’ equity (deficit)	(51,353)	1,312

	$807,737	$852,643

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Team Health Holdings, Inc.

Consolidated Statements of Operations

	Three Months Ended June 30,
	2010	2011
	(Unaudited)
	(In thousands, except per share data)
Net revenue	$655,971	$763,983
Provision for uncollectibles	280,445	336,746

Net revenue less provision for uncollectibles	375,526	427,237
Cost of services rendered (exclusive of depreciation and amortization shown separately below)
Professional service expenses	283,601	327,084
Professional liability costs	13,282	15,144
General and administrative expenses	32,942	38,455
Other expenses (income)	777	(113)
Depreciation and amortization	6,423	7,112
Interest expense, net	4,922	2,513
Transaction costs	393	1,041
Impairment of intangibles	2,523	—
Loss on refinancing of debt	—	6,022

Earnings before income taxes	30,663	29,979
Provision for income taxes	12,043	11,771

Net earnings	$18,620	$18,208

Net earnings per share
Basic	$0.29	$0.28
Diluted	$0.29	$0.27
Weighted average shares outstanding
Basic	64,166	64,921
Diluted	64,711	66,951

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Team Health Holdings, Inc.

Consolidated Statements of Operations

	Six Months Ended June 30,
	2010	2011
	(Unaudited)
	(In thousands, except per share data)
Net revenue	$1,287,937	$1,483,116
Provision for uncollectibles	547,945	643,385

Net revenue less provision for uncollectibles	739,992	839,731
Cost of services rendered (exclusive of depreciation and amortization shown separately below)
Professional service expenses	566,426	640,734
Professional liability costs	19,219	29,883
General and administrative expenses	63,743	76,591
Other expenses (income)	716	(660)
Depreciation and amortization	12,838	14,011
Interest expense, net	10,685	5,790
Transaction costs	458	1,195
Impairment of intangibles	2,523	—
Loss on extinguishment and refinancing of debt	14,862	6,022

Earnings before income taxes	48,522	66,165
Provision for income taxes	19,004	26,321

Net earnings	$29,518	$39,844

Net earnings per share
Basic	$0.46	$0.62
Diluted	$0.46	$0.60
Weighted average shares outstanding
Basic	64,056	64,709
Diluted	64,618	66,192

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Team Health Holdings, Inc.

Consolidated Statements of Cash Flows

	Three Months Ended June 30,
	2010	2011
	(Unaudited)
	(In thousands)
Operating Activities
Net earnings	$18,620	$18,208
Adjustments to reconcile net earnings:
Depreciation and amortization	6,423	7,112
Amortization of deferred financing costs	492	447
Employee equity-based compensation expense	406	781
Provision for uncollectibles	280,445	336,746
Impairment of intangibles	2,523	—
Deferred income taxes	(1,242)	1,729
Loss on refinancing of debt	—	1,654
Loss on sale of equipment	5	3
Equity in joint venture income	(612)	(980)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(285,428)	(350,606)
Prepaids and other assets	(8,834)	(5,556)
Income tax accounts	4,634	(5,737)
Accounts payable	(375)	(8,397)
Accrued compensation and physician payable	3,829	5,397
Other accrued liabilities	(838)	1,297
Professional liability reserves	5,157	1,480

Net cash provided by operating activities	25,205	3,578

Investing Activities
Purchases of property and equipment	(2,685)	(1,892)
Sale of property and equipment	—	—
Cash paid for acquisitions, net	—	(645)
Purchases of investments by insurance subsidiary	(17,995)	(24,179)
Proceeds from investments by insurance subsidiary	13,765	26,138
Other investing activities	4	—

Net cash used in investing activities	(6,911)	(578)

Financing Activities
Payments on notes payable	(1,063)	(402,688)
Proceeds from notes payable	—	400,000
Proceeds from revolving credit facility	800	—
Payments on revolving credit facility	(800)	—
Payments of financing costs	—	(7,759)
Proceeds from the issuance of common stock under stock purchase plans	—	872
Proceeds from exercise of stock options	379	6,351
Stock issuance costs	—	(25)

Net cash used in financing activities	(684)	(3,249)

Net increase (decrease) in cash	17,610	(249)
Cash and cash equivalents, beginning of period	15,680	49,153

Cash and cash equivalents, end of period	$33,290	$48,904

Interest paid	$6,369	$2,669

Taxes paid	$8,640	$15,394

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Team Health Holdings, Inc.

Consolidated Statements of Cash Flows

	Six Months Ended June 30,
	2010	2011
	(Unaudited)
	(In thousands)
Operating Activities
Net earnings	$29,518	$39,844
Adjustments to reconcile net earnings:
Depreciation and amortization	12,838	14,011
Amortization of deferred financing costs	1,029	903
Employee equity-based compensation expense	610	1,388
Provision for uncollectibles	547,945	643,385
Impairment of intangibles	2,523	—
Deferred income taxes	5,207	7,954
Loss on extinguishment and refinancing of debt	3,837	1,654
Loss on sale of equipment	9	41
Equity in joint venture income	(1,137)	(1,520)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(565,545)	(674,498)
Prepaids and other assets	(10,605)	(3,658)
Income tax accounts	4,609	1,665
Accounts payable	(5,018)	(11,914)
Accrued compensation and physician payable	(14,477)	5,480
Other accrued liabilities	697	2,470
Professional liability reserves	2,481	4,178

Net cash provided by operating activities	14,521	31,383

Investing Activities
Purchases of property and equipment	(3,874)	(4,094)
Sale of property and equipment	—	90
Cash paid for acquisitions, net	(4,159)	(7,515)
Purchases of investments by insurance subsidiary	(27,871)	(40,394)
Proceeds from investments by insurance subsidiary	21,817	40,315
Other investing activities	4	—

Net cash used in investing activities	(14,083)	(11,598)

Financing Activities
Payments on notes payable	(2,125)	(403,750)
Proceeds from notes payable	—	400,000
Payments on 11.25% senior subordinated notes	(157,502)	—
Proceeds from revolving credit facility	56,800	—
Payments on revolving credit facility	(56,800)	—
Payments of financing costs	—	(7,759)
Proceeds from sale of common shares	21,769	—
Proceeds from the issuance of common stock under stock purchase plans	—	872
Proceeds from exercise of stock options	379	9,910
Stock issuance costs	—	(491)

Net cash used in financing activities	(137,479)	(1,218)

Net (decrease) increase in cash	(137,041)	18,567
Cash and cash equivalents, beginning of period	170,331	30,337

Cash and cash equivalents, end of period	$33,290	$48,904

Interest paid	$12,920	$7,003

Taxes paid	$9,233	$16,362

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Team Health Holdings, Inc.

Adjusted EBITDA

The following table sets forth a reconciliation of net earnings to Adjusted EBITDA. Adjusted EBITDA is defined as net earnings before interest expense, taxes, depreciation and amortization, as further adjusted to exclude the non-cash items and the other adjustments shown in the table below. We believe that the disclosure of the calculation of Adjusted EBITDA provides information that is useful to an investor’s understanding of our financial flexibility and performance. Adjusted EBITDA is not a measurement of financial performance or liquidity under generally accepted accounting principles. It should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles.

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2011	2010	2011
	(in thousands)
Net earnings	$18,620	$18,208	$29,518	$39,844
Interest expense, net	4,922	2,513	10,685	5,790
Provision for income taxes	12,043	11,771	19,004	26,321
Depreciation and amortization	6,423	7,112	12,838	14,011
Other expenses (income)(a)	777	(113)	716	(660)
Loss on extinguishment and refinancing of debt(b)	—	6,022	14,862	6,022
Impairment of intangibles	2,523	—	2,523	—
Transaction costs(c)	393	1,041	458	1,195
Stock based compensation expense(d)	406	782	610	1,388
Insurance subsidiary interest income	685	567	1,369	1,165
Professional liability loss reserve adjustments associated with prior years	—	—	(7,219)	—
Severance and other charges	83	136	96	927

Adjusted EBITDA	$46,875	$48,039	$85,460	$96,003

(a)	Reflects gain or loss on sale of assets, realized gains on investments, and changes in fair value of investments associated with the Company’s non-qualified retirement plan.
(b)	Reflects the loss on the redemption of a portion of the Company’s 11.25% Senior Subordinated Notes, including the write-off of unamortized deferred financing costs of $3,837 in 2010 and the write-off of deferred financing costs of $1,654 from the previous term loan as well as certain fees and expenses associated with the debt refinancing in 2011.
(c)	Reflects expenses associated with acquisition transaction fees.
(d)	Reflects costs related to options and restricted shares granted under the Team Health Holdings, Inc. 2009 Stock Incentive Plan.

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Team Health Holdings, Inc.

Revenue Analysis

The components of net revenue less provision for uncollectibles includes revenue from contracts that have been in effect for prior periods (same contracts) and from net, new and acquired contracts during the periods, as set forth in the table below:

	Three Months Ended June 30,
	2010	2011
	(in thousands)
Same contracts:
Fee-for-service revenue	$248,840	$267,642
Contract and other revenue	98,800	96,542

Total same contracts	347,640	364,184
New contracts, net of terminations:
Fee-for-service revenue	16,207	30,011
Contract and other revenue	11,679	16,951

Total new contracts, net of terminations	27,886	46,962
Acquired contracts:
Fee-for-service revenue	—	13,353
Contract and other revenue	—	2,738

Total acquired contracts	—	16,091
Consolidated:
Fee-for-service revenue	265,047	311,006
Contract and other revenue	110,479	116,231

Total net revenue less provision for uncollectibles	$375,526	$427,237

The following table reflects the visits and procedures included within fee-for-service revenues described in the table above:

	Three Months Ended June 30,
	2010	2011
	(in thousands)
Fee-for-service visits and procedures:
Same contract	1,904	1,938
New and acquired contracts, net of terminations	133	319

Total fee-for-service visits and procedures	2,037	2,257

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Team Health Holdings, Inc.

Revenue Analysis

The components of net revenue less provision for uncollectibles includes revenue from contracts that have been in effect for prior periods (same contracts) and from net, new and acquired contracts during the periods, as set forth in the table below:

	Six months Ended June 30,
	2010	2011
	(in thousands)
Same contracts:
Fee-for-service revenue	$477,900	$524,275
Contract and other revenue	187,553	184,146

Total same contracts	665,453	708,421
New contracts, net of terminations:
Fee-for-service revenue	34,082	55,281
Contract and other revenue	36,999	39,923

Total new contracts, net of terminations	71,081	95,204
Acquired contracts:
Fee-for-service revenue	3,371	29,277
Contract and other revenue	87	6,829

Total acquired contracts	3,458	36,106
Consolidated:
Fee-for-service revenue	515,353	608,833
Contract and other revenue	224,639	230,898

Total net revenue less provision for uncollectibles	$739,992	$839,731

The following table reflects the visits and procedures included within fee-for-service revenues described in the table above:

	Six months Ended June 30,
	2010	2011
	(in thousands)
Fee-for-service visits and procedures:
Same contract	3,637	3,800
New and acquired contracts, net of terminations	317	640

Total fee-for-service visits and procedures	3,954	4,440

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